Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pathward Financial, Inc. of our report dated November 21, 2023 relating to the consolidated financial statements of Pathward Financial, Inc. and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pathward Financial, Inc. for the year ended September 30, 2023.

/s/ Crowe LLP
South Bend, Indiana
February 28, 2024